Exhibit 99.1

Second Amendment Dated as of May 25, 2010 to Second Amended and Restated Receivables Sale Agreement Dated as of June 25, 2009

This Second Amendment (the “Amendment”), dated as of May 25, 2010, is entered into among IPL Funding Corporation (the “Seller”), Indianapolis Power & Light Company (the “Collection Agent”), Windmill Funding Corporation, a Delaware corporation (“Windmill”), the Liquidity Provider listed on the signature page hereof (the “Liquidity Provider”) and The Royal Bank of Scotland plc, as agent for Windmill and the Liquidity Provider (the “Agent”).

 Reference is hereby made to that certain Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009 (as amended, supplemented or otherwise modified through the date hereof, the “Sale Agreement”), among the Seller, the Collection Agent, Windmill, the Liquidity Provider and the Agent.  Terms used herein and not otherwise defined herein which are defined in the Sale Agreement or the other Transaction Documents (as defined in the Sale Agreement) shall have the same meaning herein as defined therein.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

 Section 1.     Upon execution by the parties hereto in the space provided for that purpose below the Sale Agreement shall be, and it hereby is, amended as follows:

(a)      The sixth sentence appearing in Section 1.3(a) of the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

During the pending of a Termination Event, the Agent may reallocate any outstanding Investment of the Liquidity Providers to a Prime Tranche.

(b)      Clause (iv) of the defined term “Eligible Receivable Balance” appearing in Schedule I to the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

(iv)      (a) if the long term, unsecured, non-third party credit enhanced senior indebtedness of the Originator is rated at least BBB- by S&P and Baa3 by Moody’s, the amount by which the Customer Deposit Amount exceeds 20% of the outstanding principal balance of all Eligible Receivables or (b) otherwise, the Customer Deposit Amount.

(c)      Clause (d) of the defined term “Liquidity Termination Date” appearing in Schedule I to the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

(d)      May 24, 2011.

(d)      Clause (b) of the defined term “Prime Rate” appearing in Schedule I to the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

(b)      during the pending of a Termination Event, 3.00% for Investment of a Liquidity Provider.

(e)      A new defined term, “Customer Deposit Amount,” is hereby added to Schedule I to the Sale Agreement in the appropriate alphabetical order and shall read as follows:

“Customer Deposit Amount” means the amount of all deposits made by any Obligor with the Originator or the Collection Agent with respect to any Receivables of such Obligors.

Section 2.     The Sale Agreement, as amended and supplemented hereby or as contemplated herein, and all rights and powers created thereby and thereunder or under the other Transaction Documents and all other documents executed in connection therewith, are in all respects ratified and confirmed.  From and after the date hereof, the Sale Agreement shall be amended and supplemented as herein provided, and, except as so amended and supplemented, the Sale Agreement, each of the other Transaction Documents and all other documents executed in connection therewith shall remain in full force and effect.

Section 3.     This Amendment shall become effective once the Agent has received (i) executed counterparts of this Amendment, (ii) executed counterparts of the Fifth Amendment to Amended and Restated Pricing Letter, (iii)executed Second Amendment to Third Amended and Restated Fee Letter and (iv) executed counterparts of the Supplemental Fee Letter.

Section 4.     This Amendment may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument.

Section 5.     This Amendment shall be governed and construed in accordance with the internal laws of the State of Illinois.

In Witness Whereof, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

THE ROYAL BANK OF SCOTLAND, PLC as the Agent and as the Liquidity Provider

By:	RBS SECURITIES INC., as agent

By:	/s/ David Viney
David Viney
Managing Director

Address:	540 West Madison Street
28th Floor
Chicago, Illinois 60661
Attention: Agent
Telephone: (312) 338-3491

WINDMILL FUNDING CORPORATION

By:	/s/ Frank B. Bilotta
Frank B. Bilotta
President

Address:	c/o Global Securitization Services, LLC
68 South Service Road
Suite 120
Melville, New York 11747
Attention: Frank B. Bilotta
Telephone: (212) 302-8331
Telecopy: (212) 302-8767

With a copy to:

The Royal Bank of Scotland plc
540 West Madison Street
28th Floor
Chicago, Illinois 60661
Attention: Windmill Administrator
Telephone: (312) 338-3491
Telecopy: (312) 338-0140

IPL FUNDING CORPORATION

By:	/s/ Connie Horwitz
Connie Horwitz
Treasurer & Assistant Secretary

INDIANAPOLIS POWER & LIGHT COMPANY

By:	/s/ Connie Horwitz
Connie Horwitz
Treasurer & Assistant Secretary